Exhibit 4.16

STOCK OPTION AGREEMENT

THIS AGREEMENT is entered into this 2nd day of January, 2017 between ImmuDyne, Inc., a Delaware corporation (the “Company”) and John R. Strawn (“Option Holder/Holder”).

WHEREAS, the Board of Directors of the Company has this day authorized the issuance of the option set forth below to Option Holder.

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties do hereby agree as follows:

1. Issuance of Option. The Company hereby issues to Option Holder an option (the “Option”) pursuant to which Option Holder shall have the right and option to purchase from the Company all or any part of an aggregate of 500,000 (five hundred thousand) shares of the common stock of the Company, $.001 par value per share (the “Common Stock”), which shares shall consist of authorized but unissued shares or issued shares reacquired by the Company.

2. Option Price. The option or purchase price payable by Option Holder in exercise of the Option shall be $0.40 (forty cents) per share. The option price shall be subject to adjustment as provided herein.

3. Exercise Period/Term. The Option may only be exercised prior to the date it terminates. Any portion of the Option which remains unexercised on the tenth anniversary (these options have a ten year term) of the date hereof shall expire.

4. Exercise of Option/Net Issue Cashless Exercise. The Option Holder may exercise the option by presentation and surrender of this Option to the Company at its corporate office or at the office of its stock transfer agent. In lieu of exercising this option the Option Holder may elect to receive shares equal to the value of this option by surrender of this option to the Company together with notice of such election, in which event the Company shall issue to the Option Holder a number of shares computed using the following formula:

X=Y (A-B)

A

Where X = the number of the Shares to be issued to the Holder

Y = the number of Shares purchasable under this Option

A = the fair market value on date of determination

B = the per share Exercise Price of $0.40

The Company shall cause to be issued one or more certificates for the Option Shares in such denominations as are requested for delivery to the Option Holder, and the Company shall thereupon deliver such certificates to the Option Holder.

The Option Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise. The Company may require the Option Holder to make such representations, and may place legends on the certificates to permit the option shares to be issue without registration.

The Company shall pay any and all stock transfer and similar taxes which may be payable in respect to the issuance of the Option shares.

5. Rights as a Stockholder. The Option holder shall have no rights as a stockholder with respect to this Option unless and until certificates for shares of Common Stock are issued.

6. Changes in the Company’s Capital Structure.

(a) The existence of the Option shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b) If, while the Option remains outstanding, the Company shall effect a subdivision or consolidation of shares or other increase or reduction in the number of shares of the Common Stock outstanding without receiving compensation therefor in money, services or property, then (i) in the event of an increase in the number of such shares outstanding, the number of shares of Common Stock then subject to the Option hereunder shall be proportionately increased; and (ii) in the event of a decrease in the number of such shares outstanding the number of shares then subject to the Option hereunder shall be proportionately decreased.

(c) After a merger of one or more corporations into the Company, or after a consolidation of the Company and one or more corporations in which the Company shall be the surviving corporation, the holder of the Option shall, at no additional cost, be entitled upon exercise of the Option to receive (subject to any required action by stockholders) in lieu of the number of shares as to which the Option shall then be so exercisable, the number and class of shares of stock, other securities or consideration to which such holder would have been entitled to receive pursuant to the terms of the agreement of merger or consolidation if, immediately prior to such merger or consolidation, such holder had been the holder of record of a number of shares of the Company equal to the number of shares as to which the Option had been exercisable.

(d) If the Company is about to be merged into or consolidated with another corporation or other entity under circumstances where the Company is not the surviving corporation, or if the Company is about to sell or otherwise dispose of substantially all of its assets to another corporation or other entity while the Option remains outstanding, then the Board of Directors will direct that any of the following shall occur:

(i) If the successor entity is willing to assume the obligation to deliver shares of stock or other securities after the effective date of the merger, consolidation or sale of assets, as the case may be, the holder of the Option shall be entitled to receive, upon the exercise of the Option and payment of the option price, in lieu of shares of Common Stock, such shares of stock or other securities as the holder of the Option would have been entitled to receive had the Option been exercised immediately prior to the consummation of such merger, consolidation or sale, and the terms of the Option shall apply as nearly as practicable to the shares of stock or other securities purchasable upon exercise of the Option following such merger, consolidation or sale of assets; and/or

(ii) The Board of Directors may cancel the Option as of the effective date of any such merger, consolidation or sale of assets provided that prior notice of such cancellation shall be given to the holder of the Option at least 30 days prior to the effective date of such merger, consolidation or sale of assets, and the holder of the Option shall have the right to exercise the Option in full immediately prior to, and contingent upon, the effective date of such merger, consolidation or sale of assets.

(e) Except as herein provided, the issuance by the Company of Common Stock or any other shares of capital stock or securities convertible into shares of capital stock, for cash, property, labor done or other consideration, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock then subject to the Option.

7. Agreement. Holder expressly and specifically agrees that the issuance of Options is special incentive compensation which shall not be taken into account as “wages” or “salary” in determining the amount of payment or benefit to the Option holder.

8. Lost, Stolen, Mutilated or Destroyed Option. If this Option is lost, stolen, mutilated or destroyed, the Company may on such terms as to indemnify or otherwise as it may in its discretion (which shall, in the case of a mutilated Option, include the surrender thereof) issue a new Option of like denomination and tenor as, and in substitution for, this Option.t

9. Attorney’s Fees. In any action or proceeding brought to enforce any provisions of this Option, or where any provision hereof is validly asserted as a defense, the successful party shall be entitled to recover reasonable attorneys’ fees and disbursements in addition to the costs and expenses and any other available remedy.

10. Governing Law. This option shall be governed by and construed in accordance with the laws of the State of Delaware.

11. Multiple Counterparts. This Agreement may be executed in multiple counterparts each of which shall be deemed to be an original but all of which together shall constitute but one instrument.

IN WITNESS WHEREOF, this Agreement ts executed and entered Into effective on the day and year first a bore expressed.

Option Holder:

/s/ John Strawn
John Strawn

The Company:

Immudyne, Inc.

By:	/s/ Anthony Bruzzese MD
Name:	Anthony Bruzzese MD
Title:	Chairman